CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2015, relating to the financial statements and financial highlights which appears in the October 31, 2015 Annual Report to Shareholders of certain Russell Investment Company funds (refer to Appendix I for those fund covered under this consent), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights”, “Trustees and Officers”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

  /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, WA

February 25, 2016

PricewaterhouseCoopers LLP, 1420 Fifth Avenue, Suite 2800, Seattle, WA 98101

T: (206) 398 3000, F: (206) 398 3100, www.pwc.com/us